As filed with the Securities and Exchange Commission on November 18, 2011

Registration No. 333-68990

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S–8 Registration Statement

UNDER THE SECURITIES ACT OF 1933

CRESCENT FINANCIAL BANCSHARES, INC.
(Exact Name of Registrant as Specified in its Charter)

DELAWARE	45-2915089
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1005 High House Road
Cary, North Carolina 27513
(919) 460-7770
(Address, including ZIP Code, and telephone number, including area code, of registrant’s principal executive offices)

Crescent Financial Bancshares, Inc. Director Compensation Plan, As Amended
 (Full title of the plan)

Michael G. Carlton
President and Chief Executive Officer
Crescent Financial Bancshares, Inc.
1005 High House Road
Cary, North Carolina 27513
(919) 460-7770
(Name and address of agent for service)

With a copy to:

Todd H. Eveson, Esq.
Gaeta & Eveson, P.A.
700 Spring Forest Road, Suite 335
Raleigh, North Carolina 27609
(919) 845-2558

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

☐ Large accelerated filer
☐ Accelerated filer
☐ Non-accelerated filer (Do not check if a smaller reporting company)
☒ Smaller reporting company

CALCULATION OF REGISTRATION FEE

	Amount	Proposed maximum	Proposed maximum	Amount of
Title of securities	to be	offering price	aggregate	registration
to be registered	registered (1)	per unit(1)	offering price(1)	fee
See Below (1)	NA	NA	NA	NA

(1)
No additional securities are to be registered, and registration fees were paid upon filing of the original Registration Statement on Form S-8 (File No. 333-68990). Therefore, no further registration fee is required.

EXPLANATORY NOTE

Reincorporation; Assumption of Registration Statement

This Post-Effective Amendment is being filed pursuant to Rule 414(d) under the Securities Act of 1933, as amended (the “Securities Act”), and constitutes Amendment No. 1 to the registration statement on Form S-8 (File No. 333-68990) (the “Registration Statement”) by Crescent Financial Corporation, a North Carolina corporation (“Crescent”) and the predecessor of Crescent Financial Bancshares, Inc., a Delaware corporation (the “Registrant”), relating to the Crescent Financial Bancshares, Inc. Director Compensation Plan, as amended (formerly known as the Crescent Financial Corporation Director Compensation Plan). The Registrant succeeded to the interests of Crescent following a reincorporation effected pursuant to an Agreement and Plan of Merger, dated as of May 2, 2011 (the “Merger Agreement”), between the Registrant and Crescent. The Merger Agreement provided for, among other things, the merger of Crescent with and into the Registrant, a wholly owned subsidiary of Crescent (the “Merger”). The Merger Agreement was approved by the shareholders of Crescent at a special meeting of shareholders on June 7, 2011, for which proxies were solicited pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

As a result of the Merger, upon the effective date of the Merger, (1) each outstanding share of Crescent common stock, $1.00 par value, was automatically converted into one share of common stock, $0.001 par value, of the Registrant; and (2) each outstanding and unexercised option or other right to purchase or receive or security convertible into Crescent common stock became an option or right to purchase or receive or a security convertible into the Registrant’s common stock on the basis of one share of the Registrant’s common stock for each share of Crescent common stock issuable pursuant to any such option, right to purchase, or convertible security, on the same terms and conditions and at an exercise price per share equal to the exercise price applicable to any such Crescent option, stock purchase right, or convertible security. Immediately prior to the consummation of the Merger, the Registrant had nominal assets and liabilities.

In accordance with Rule 414 under the Securities Act, the Registrant, as successor issuer to Crescent, hereby expressly adopts this Registration Statement as its own for all purposes of the Securities Act and the Exchange Act. The applicable registration fees were paid at the time of the original filing of this Registration Statement.

PART II.    INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:

(a)	Crescent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the Commission on March 29, 2011;

(b)	Crescent’s Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2011, filed with the Commission on May 13, August 15, and November 14, 2011, respectively;

(c)
Crescent’s Current Reports on Form 8-K filed with the Commission on November 16, 2011, August 2, 2011, June 7, 2011, May 13, 2011, February 25, 2011, and January 6, 2011 (other than any portions of any such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules);

(d)
The description of the Registrant’s common stock contained in Current Report Form 8-K filed with the Commission on November 17, 2011 (File No. 000-32951), pursuant to Rule 12-g3 promulgated under the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities being offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

None.

Item 6.  Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law (the “DGCL”) authorizes a corporation to limit the personal liability of its directors for monetary damages arising from any breach of fiduciary duties to the corporation or its stockholders, provided that such a provision may not limit liability for: (i) any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law; (iii) the payment of unlawful dividends or unlawful stock repurchases or redemptions; or (iv) any transaction in which the director received an improper personal benefit. A provision limiting liability also may not limit a director’s liability for acts or omissions that occurred prior to the provision’s effective date. Article Six of the Registrant’s Amended and Restated Certificate of Incorporation eliminates the personal liability of the Registrant’s directors to the fullest extent permitted by Delaware law.

Section 145 of the DGCL empowers a corporation to indemnify any person serving as a director, officer, employee, or agent of the corporation who has been named or threatened to be named a party to a proceeding because (i) that person is or was acting in that capacity or (ii) is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise. In addition, the DGCL authorizes a corporation to purchase indemnity insurance for the benefit of its officers, directors, employees, and agents regardless of whether the corporation would have the power to indemnify against the liability covered by the policy. Delaware law also permits a corporation to provide indemnification in its Certificate of Incorporation or Bylaws in excess of that provided by statute. Article XI, Section 11.1, of the Registrant’s Amended and Restated Bylaws provides for indemnification of its officers and directors to the fullest extent permitted by Delaware law.

To the extent that a present or former director or officer was successful in his or her defense, the DGCL also permits indemnification of expenses, including attorneys’ fees, actually and reasonably incurred. Payment of expenses is permitted provided there is a determination that the person seeking indemnification acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation. Expenses incurred by an officer or director in defending an action may be paid in advance under the DGCL if the director or officer undertakes to repay such amounts if it is ultimately determined that he or she is not entitled to indemnification. Article XI, Section 11.2, of the Registrant’s Amended and Restated Bylaws provides for such prepayment of expenses to the fullest extent permitted by Delaware law.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit No.	Description

4.1	Specimen of Common Stock certificate for Crescent Financial Bancshares, Inc., a Delaware corporation (filed herewith).

4.2
Amended and Restated Certificate of Incorporation of Crescent Financial Bancshares, Inc., a Delaware corporation (Exhibit 3.1 of Form 8-K filed on November 16, 2011, and incorporated herein by reference).

4.3	Amended and Restated Bylaws of Crescent Financial Bancshares, Inc., a Delaware corporation (Exhibit 3.2 of Form 8-K filed on November 16, 2011, and incorporated herein by reference).

5.1	Opinion of Gaeta & Eveson, P.A. as to the legality of the securities being registered (filed herewith).

23.1	Consent of Dixon Hughes Goodman LLP, independent registered public accounting firm for Crescent Financial Bancshares, Inc. (filed herewith).

23.2	Consent of Gaeta & Eveson, P.A. (contained in the opinion filed herewith as Exhibit 5.1).

24.1	Power of Attorney (filed herewith).

Item 9.  Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cary, State of North Carolina, on November 18, 2011.

CRESCENT FINANCIAL BANCSHARES, INC.

By:	/s/ Michael G. Carlton
Michael G. Carlton
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated on November 18, 2011.

SIGNATURE	CAPACITY

/s/ Michael G. Carlton	Director, President and Chief Executive Officer
Michael G. Carlton

/s/ Brent D. Barringer *	Director
Brent D. Barringer

/s/ William H. Cameron *	Director
William H. Cameron

/s/ James A. Lucas, Jr. *	Director
James A. Lucas

/s/ Kenneth A. Lucas *	Director
Kenneth A. Lucas

/s/ Charles A. Paul, III *	Director
Charles A. Paul

/s/ Francis R. Quis, Jr. *	Director
Francis R. Quis, Jr.

/s/ Jon S. Rufty *	Director
Jon S. Rufty

/s/ Stephen K. Zaytoun *	Director
Stephen K. Zaytoun

/s/ Bruce W. Elder *	Vice President and Secretary (Principal Financial Officer
Bruce W. Elder	and Principal Accounting Officer)

* By:	/s/ Michael G. Carlton
Michael G. Carlton
Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description

4.1	Specimen of Common Stock certificate for Crescent Financial Bancshares, Inc., a Delaware corporation (filed herewith).

4.2
Amended and Restated Certificate of Incorporation of Crescent Financial Bancshares, Inc., a Delaware corporation (Exhibit 3.1 of Form 8-K filed on November 16, 2011, and incorporated herein by reference).

4.3	Amended and Restated Bylaws of Crescent Financial Bancshares, Inc., a Delaware corporation (Exhibit 3.2 of Form 8-K filed on November 16, 2011, and incorporated herein by reference).

5.1	Opinion of Gaeta & Eveson, P.A. as to the legality of the securities being registered (filed herewith).

23.1	Consent of Dixon Hughes Goodman LLP, independent registered public accounting firm for Crescent Financial Bancshares, Inc. (filed herewith).

23.2	Consent of Gaeta & Eveson, P.A. (contained in the opinion filed herewith as Exhibit 5.1).

24.1	Power of Attorney (filed herewith).